UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 or 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (Date of earliest event reported):            January 11, 2018

MUELLER WATER PRODUCTS, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	0001-32892	20-3547095
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

1200 Abernathy Road, Suite 1200
Atlanta, Georgia 30328
(Address of Principal Executive Offices)

(770) 206-4200
(Registrant's telephone number, including area code)

Not applicable.
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.
☐

ITEM 5.02.    DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS;
APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF
CERTAIN OFFICERS

Amendment to Change-in-Control Agreement -- Removal of Tax Gross-Up Provisions

On January 11, 2018, Mueller Water Products, Inc. (the “Corporation”) amended its existing Executive Change-in-Control Severance Agreements with Marietta Edmunds Zakas, Executive Vice President and Chief Financial Officer of the Corporation, and Gregory S. Rogowski, Executive Vice President, Sales and Marketing, of the Corporation, (each agreement, as amended, an “Amended Agreement”). The Amended Agreements for each of Ms. Zakas and Mr. Rogowski have been revised to delete the tax gross-up provision contained therein and to include a “best-net” provision that will apply to payments that may not be deductible under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) or that may be subject to excise taxes imposed under Code Section 4999. The “best net” provisions will cause Ms. Zakas’ and Mr. Rogowski’s severance payments to either be (i) reduced to an amount which does not result in a loss of deduction of the payments by the Corporation under Code Section 280G or trigger the Code Section 4999 excise tax or (ii) paid in full, depending on which payment would result in Ms. Zakas or Mr. Rogowski receiving the greatest after tax benefit.

The above summaries of the Amended Agreements are qualified by reference in their entity to these agreements, which are attached hereto as Exhibits 10.1 and 10.2, respectively, and incorporated herein by reference.

ITEM 9.01.    FINANCIAL STATEMENTS AND EXHIBITS.
(d) Exhibits.

10.1	Amendment to Executive Change-in-Control Severance Agreement of Marietta Edmunds Zakas, dated January 11, 2018.

10.2	Amendment to Executive Change-in-Control Severance Agreement of Gregory S. Rogowski, dated January 11, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 12, 2018	MUELLER WATER PRODUCTS, INC.

	By:	/s/ Kristi O. Crawford
Kristi O. Crawford
Assistant Secretary